- 8 King Street, Suite 208 – Toronto Ontario, Canada – M5C 1B5 -
- tel: 416-361-9640 - fax: 416-361-0883

Colombia Goldfields Provides Q2 2008 Exploration and
Corporate Updates

(All amounts are reported in U.S. dollars unless otherwise indicated)

TORONTO, ON, (August 11, 2008): Colombia Goldfields Ltd. (the "Company") (TSX: GOL / OTCBB: CGDF) today updated the status of its drilling program on Zona Alta (Upper Zone) at Marmato Mountain in Colombia, progress in its corporate growth strategy, and announced unaudited financial results for the second quarter ending June 30, 2008.

"We have advanced our drilling program on Zona Alta, having completed 32,000 meters or more than half of our planned drilling, by the end of the second quarter," said J. Randy Martin, Vice Chairman and CEO, Colombia Goldfields, Ltd. "We are on track to complete the program by the fourth quarter of 2008, and we intend to release updates on the 43-101 compliant resource figure for Zona Alta as we receive assay results. We expect to publish a resource update later this month."

Colombia Goldfields used results from the first 68 drill holes (12,186 meters) and 1,171 meters of underground channel sampling to provide a 43-101 compliant inferred resource of 2.6 million ounces (cut-off grade of 0.3 g/t Au) for Zona Alta in May 2008. This inferred resource is supported by an Independent technical report prepared by Micon International Limited titled "Updated NI 43-101 Technical Report and Preliminary Resource Estimate for the Marmato Project, Department of Caldas, Republic of Colombia" dated May 30, 2008, which has been filed and is available on SEDAR.

During the quarter the Company announced results of independent testing of the metallurgical properties, including recovery rates of up to 92% depending upon the chosen flowsheet. The findings are consistent with the mill at Zona Baja, where recoveries of more than 88% are being achieved using conventional technology of gravity separation followed by flotation, then leaching of the flotation concentrates.

Zona Baja Proposed Acquisition

On January 29, 2008, Colombia Goldfields Ltd. entered into a purchase and sale agreement to acquire 100% of the issued and outstanding shares of Mineros Nacionales S.A. ("Mineros") for $35 million. Mineros owns the Zona Baja (Lower Zone) on Marmato Mountain. The Zona Baja currently has a working underground operation with a mill that, based on information provided to the Company, currently produces approximately 25,000 ounces of gold per year. The Company previously provided a deposit and deposit guarantee totaling US $9.5 million against the purchase price.

Unaudited results for the Second Quarter ended June 30, 2008

The Company incurred a loss for the quarter ending June 30, 2008 of $3.8 million or $(0.04) per share, compared to a loss of $3.2 million or $(0.05) per share for the same period in 2007. The loss was driven by mineral property exploration costs of $4.3 million and general and administrative expenses of $1.6 million. These expenses were offset with a foreign exchange gain of approximately $0.9 million due to fluctuations in the exchange rate between the U.S. dollar and the Colombian peso.

Total assets at June 30, 2008 were $78.1 million, including mineral and exploration properties and rights of $65.9 million and cash and cash equivalents of $0.3 million, compared with total assets of $74.5 million at December 31, 2007. As of June 30, 2008, Stockholders’ Equity was $56.5 million, compared to $51.1 million at December 31, 2007.

Private Placements

On June 18 2008, the Company announced that it had closed a private placement of 11,167,000 special warrants at a price of US$0.85 per Special Warrant, providing the Company with gross proceeds of approximately US $9.5 million. Each Special Warrant will be automatically exercised for no additional consideration to acquire one unit (the "Units"), subject to adjustment in certain events, at 5:00 pm (Toronto time) on the earlier of (a) the third business day after the date that a receipt is issued by the Ontario Securities Commission for the final prospectus qualifying the distribution of the Units to be issued upon the exercise of the Special Warrants, and (b) October 19, 2008. Each Unit will consist of one common share of the Company (the "Common Shares") and one Common Share purchase warrant of the Company (the "Warrants"). Each Warrant will entitle the holder thereof to acquire one Common Share at a price of US$1.50 at any time until 4:00 p.m. (Toronto time) on June 18, 2013.

The Company is currently marketing a private offering of up to 30,000 debt units for expected gross proceeds of up to $30 million to fund the balance of the purchase price for the Company’s planned acquisition of Mineros.

Qualified Person

Dr Stewart D. Redwood, Vice President of Exploration of the Company, is the qualified person as defined by NI 43-101 and has prepared or supervised the preparation of all scientific and technical information contained in this press release. He is a Fellow of the Institute of Materials, Minerals and Mining (FIMMM) of the UK, a foreign professional association and designation recognized by the Canadian regulatory authorities. The laboratories used were Inspectorate (ISO 9001:2000 and 9002:2004 certified) in Medellin, Colombia (sample preparation), Reno, Nevada (preparation and analysis), and Lima, Peru (analysis), and SGS in Medellin (preparation) and Lima (analysis). Gold was assayed by fire assay with gravimetric finish or AAS finish. Silver was assayed by fire assay with AAS finish or analyzed by ICP together with a suite of multi-elements. Blank, standard and duplicate samples are routinely inserted for quality assurance and quality control.

About Colombia Goldfields

Colombia Goldfields Ltd., through our subsidiaries Compania Minera de Caldas S.A. and Gavilan Minerals S.A., is developing what we believe is a multi-million ounce gold resource in Colombia's historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. Further information about the Company's is available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

For more information please contact:

Randy Martin, Vice Chairman and CEO
Colombia Goldfields Ltd.,
8 King Street East, Suite 208,
Toronto, Ontario, M5C 1B5.
T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com

U.S. Investor Relations:	Canadian Investor Relations:
Michelle Roth	Martti Kangas
Roth Investor Relations, Inc.	V.P. Corporate Development
Tel. +1 732 792 2200	Colombia Goldfields, Ltd.
Email: michelleroth@rothir.com	Tel: + 1 416-361-9640
martti@colombiagoldfields.com

Disclaimer

This release uses the terms "measured", "indicated" and/or "inferred" mineral resources. United States investors are advised that while such terms are recognized by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. United States investors are cautioned not to assume that all or any part of mineral resources will ever be converted into mineral reserves. Inferred mineral resources have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable.

This release contains forward-looking statements that are based on the beliefs of the Company’s management and reflect the Company’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements.